Contact:
Patriot National Bank
900 Bedford Street
Stamford, CT 06901
Charles F. Howell
President and CEO
Robert F. O’Connell
SEVP & CFO
(203) 324-7500
FOR IMMEDIATE RELEASE

PATRIOT NATIONAL BANCORP REPORTS 2007 FIRST QUARTER EARNINGS STAMFORD, APRIL 27, 2007 Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK”), the parent of Patriot National Bank, reported net income of $516,000 ($0.11 income per share) for the quarter ended March 31, 2007, an increase of 29%, compared to net income of $399,000 ($0.12 income per share) for the quarter ended March 31, 2006. The increase in net income was the result of excellent balance sheet growth combined with continued strong credit quality.

Total assets at March 31, 2007 were $724 million which represents an increase of 12% from December 31, 2006 and 43% from March 31, 2006 when total assets were $508 million. Total loans increased 8% for the current quarter to end the period at $549 million. For the prior twelve month period total loans increased 35%. Total deposits at March 31, 2007 were $640 million, an increase of 44% from March 31, 2006 when total deposits were $444 million. For the current quarter, total deposits increased by 14%, or $79 million. Mr. Charles F. Howell, President and Chief Executive Officer of Patriot National Bank, stated that during the first quarter the Bank opened three new branches in Fairfield County, Connecticut which contributed significantly to the growth in deposits and build up of liquidity during the period. The Bank continues to execute its strategic plan and opens branches as good quality locations, within the Bank’s desired footprint, become available. Deposit growth will therefore fluctuate throughout the year. Loan growth is expected to exceed deposit growth during the second quarter which will help to reduce the current level of liquidity. The Bank anticipates opening one branch during the second quarter to be located in Bedford, Westchester County, New York.

Mr. Howell stated that he was gratified by the excellent growth in the loan portfolio along a variety of product lines as construction, commercial real estate and commercial lending all showed significant increases. He said that he was particularly pleased by the fact that the growth was achieved while maintaining the Bank’s strict underwriting standards. The Bank continues to focus on making loans to local customers in areas that it is familiar with. There is no exposure to sub-prime or Alt-A loans within the portfolio. The Bank’s non-accruing loans, all to one borrower, remain at $2.9 million. A portion of the balance is guaranteed by the SBA in addition to collateral consisting of commercial and residential real estate as well as business assets that serve as collateral for the entire balance. The Bank is currently in the process of restructuring this loan. The Bank has not experienced any significant charge offs during the past few years. Based upon an analysis of the loan loss reserve and a current assessment of risk within the portfolio it was determined that no additional provision for loan losses was required during the quarter.

Due to the growth in the balance sheet, net interest income increased $991,000, or 21%, from $4,611,000 for the quarter ended March 31, 2006 to $5,602,000 for the quarter ended March 31, 2007. Despite rising funding costs and extremely competitive loan pricing in the local market, the Bank achieved a respectable net interest margin of 3.50% for the quarter. The absorption of some of the current liquidity through the growth in the loan portfolio during the second quarter will help to mitigate the expected continued pressure on the net interest margin caused by the flat yield curve. Non-interest income for the quarter ended March 31, 2007 was $585,000 compared to $630,000 for the same period in the prior year. The primary reason for the decline was a decrease of 22% from $367,000 to $288,000 in mortgage brokerage referral fees due to the continued slowdown in the residential first mortgage market.

Total non-interest expenses of $5,343,000 for the quarter ended March 31, 2007 increased by 32% from the same period in the prior year. Salaries and benefits increased 34% from $2,314,000 to $3,092,000 and occupancy and equipment expense increased $301,000, or 47%, from $646,000 to $947,000. The increase in salaries and benefits was primarily due to staffing for the new branches, additional loan officers and credit administration support personnel and the establishment of a formal marketing department. Occupancy and equipment expense was primarily related to the opening of new branches. Mr. Howell stated that the opening of new branches is part of the Bank’s strategic plan. While the opening of several new branches in one quarter may hamper the quarterly earnings trend on a short term basis, it should contribute to the long term growth and profitability of the Bank. In addition to new branch personnel, the Bank continues to hire additional loan officers and support personnel in order to provide additional growth and maintain an infrastructure that supports an expanding organization and manages risk appropriately.

As of March 31, 2007 the Bank has fifteen full service branches and has increased the size of the branch network by 50% since the end of the third quarter in 2006. One new office will be opened in Bedford, N.Y. in the second quarter and a total of 2-3 branches are planned for the second half of the year in Fairfield County, Connecticut and Westchester County, New York. Mr. Howell stated that the Bank sees excellent growth in the new markets that it enters together with continued growth in existing markets. The Bank remains focused on providing excellent service to its customers as it continues to develop a premier financial services organization that addresses the needs of the community.

Patriot National Bank is headquartered in Stamford, Connecticut and currently has 15 full service branches in Stamford, Darien, Fairfield, Greenwich, Milford, Norwalk, Old Greenwich, Southport, Trumbull and Wilton, Connecticut and Manhattan, New York. Patriot National Bank also has loan production offices in Stamford, Connecticut and Melville, New York.

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006

	(000)	(000)
Net interest income	$5,602	$4,611
Non-interest income	585	630
Non-interest expense	5,343	4,039
Provision for loan losses	-	573
Income before taxes	843	630
Loans at period end	548,738	408,062
Deposits at period end	640,280	443,555
Assets at period end	724,149	507,658
Shares outstanding	4,739	3,231

Income per share	0.11	0.12

Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management’s beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control, and actual results and performance may differ significantly from those contained in forward-looking statements. A discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Patriot’s Annual Report on Form 10-K for the year ended December 31, 2006.